Exhibit 10.36

FIFTH AMENDMENT TO

EMPLOYMENT AGREEMENT

This Fifth Amendment to Employment Agreement (the “Fifth Amendment”) is made and entered into as of May 19, 1997, by and between KENNEDY-WILSON, INC., A Delaware corporation, with its principal office located in Santa Monica, California (the “Company”), and WILLIAM J. McMORROW, an individual (“Employee”).

RECITALS

WHEREAS, Company and Employee have entered into that certain Employment Agreement dated as of August 14, 1992, as amended January 1, 1993, January 1, 1994, March 31, 1995 and January 1, 1996, providing for the employment of Employee by Company pursuant to the terms of such Agreement; and

WHEREAS, Company and Employee have agreed that the terms of the Employment Agreement should be modified to change the Term of Employment, Bonus and Severance Agreement.

AMENDMENT TO AGREEMENT

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement, effective as of May 19, 1997 as follows:

1. Section 2 of the Employment Agreement is deleted in its entirety and the following is inserted in lieu thereof:

2.                                        Term (a): Employee shall be employed by the Company pursuant to his Employment Agreement for a term beginning in August 14, 1992, and continuing through to and terminating at the close of business on December 31, 1999, (unless earlier terminated pursuant to Section 9 hereof).

(b): In the event the Employment Agreement is terminated due to change in control, or non renewal of the Agreement, except if change in control or non renewal is for cause (which shall mean only Employee’s violation of criminal law, material wrong act or omission, malfeasance or gross negligence which causes material damage to the business or reputation of the Companies), disability or death, the Employee shall in consideration of his execution of the General Release attached as Exhibit “A”, hereof, be entitled to payment from the Company equal to two (2) times the Employee’s annual compensation. The annual compensation would be the arithmetic average of the most recent three (3) year period and would include salary and bonus as reported in the Proxy Statement, (the “Severance Payment”). Such Severance Payment shall be paid to Employee ten (10) days following his execution and delivery to Company of such General Release, provided Employee has not revoked such General Release in the meanwhile.

2.                                          Section 4(ii) of the Employment Agreement is deleted in its entirety and the following is inserted in lieu thereof:

4(ii). An annual bonus payable in an amount as follows:

1998 Bonus     20% on profits of 3MM to 17.5MM (pretax, pre bonus)

1997 Bonus    20% on profits of 3MM to 12.5MtvI (pre tax, pre bonus)

1999 Bonus    20% on profits of 3MM to 22.5MM (pre tax, pre bonus)

3.                                          Subject to the foregoing, the Employment Agreement remains in full force and effect, and Company and Employee hereby ratify and affirm the Employment Agreement in each and every respect.

IN WITNESS WHEREOF, the undersigned have executed this Fifth Amendment as of the date first above written.

COMPANY	ATTEST:
KENNEDY-WILSON, Inc. a Delaware corporation	/s/ Kent Y. Mouton
/s/ James C. Ozello, Acting Secretary	Chairman, Compensation
Compensation Committee	Committee

EMPLOYEE	/s/ Freeman Lyle
/s/ William J. McMorrow, Chairman	Senior Managing Director, and Chief Financial Officer